Exhibit 10.34

ANHEUSER-BUSCH COMPANIES, INC.

RELATED PERSON TRANSACTIONS POLICY

The Company’s Code of Business Conduct and Ethics provides that employees, executive officers and directors owe a duty to the Company to act with integrity, which requires among other things, being honest and ethical. This includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. In addition, under applicable Securities and Exchange Commission (“SEC”) rules, the Company is required to disclose related person transactions as defined in the SEC’s rules.

The Board of Directors of the Company (the “Board”) has adopted this Related Person Transaction Policy to set forth the policies and procedures for the review and approval or ratification of Related Person Transactions (as defined below).

1.	Definitions

For the purposes of this Policy, a “Related Person” is:

a)	any person who is or was an executive officer, director, or director nominee of the Company at any time since the beginning of the last calendar year for which the Company has filed a Form 10-K;
b)
any person who is or was an Immediate Family Member of an executive officer, director, director nominee at any time since the beginning of the last calendar year for which the Company has filed a Form 10-K; or

c)	any person who, at the time of the transaction, is the beneficial owner of more than 5% of any class of the Company’s voting securities (a “Significant Shareholder”); or
d)	any person who, at the time of the transaction, is an Immediate Family Member of a Significant Shareholder of the Company.
An “Immediate Family Member” of a person is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such person, or any other person sharing the household of such person, other than a tenant or employee.

A “Related Person Transaction” is any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which the Company was or is to be a participant, the amount involved exceeds $120,000, and a Related Person had or will have a direct or indirect material interest. Except as otherwise set forth in this policy, “Related Person Transaction” specifically includes, without limitation, purchases of goods or services by or from the Related Person or entities in which the Related Person has a material interest, indebtedness, guarantees of indebtedness, and employment by the Company of a Related Person. The Board has determined that transactions with certain characteristics do not pose an actual or apparent conflict of interest and are, therefore, not “Related Person Transactions” for purposes of this Policy. These transactions are described on Exhibit 1 and include transactions in which the Related Persons are only directors and/or owners of a less than 10% equity interest in the entity engaged in the transaction, arrangement or relationship with the Company; transactions in which the Related Persons are only directors, officers and/or owners of a less than 10% equity interest in the entity engaged in the transaction, arrangement or relationship with the Company and the amount of the transaction is not significant to either the Company or the other entity; transactions that are subject to review by the Compensation Committee of the Board; and transactions that have other characteristics or features mitigating concern about an actual or apparent conflict of interest.

2.	Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

Any Related Person Transaction proposed to be entered into by the Company must be reviewed and approved by the Conflict of Interest Committee of the Board (the “Committee”) in accordance with the terms of this Policy. Such approval will be obtained prior to effectiveness or consummation of the Transaction, whenever practicable. If the Chairman of the Committee determines that advance Committee approval of a Related Person Transaction is not practicable under the circumstances, the Chairman of the Committee may preliminarily approve such Transaction, subject to ratification by the Committee at the next meeting of the Committee; provided, that if the Committee does not ratify the Transaction, the Company shall make all reasonable efforts to cancel or annul such Transaction.

Transactions with Passive Shareholders shall be reported to the Committee on an informational basis, but need not be reviewed and approved by the Committee.

In addition, any Related Person Transaction previously approved by the Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Committee annually to ensure that such Related Person Transaction has been conducted in accordance with the previous approval granted by the Committee, if any, and that all required disclosures regarding the Related Person Transaction are made.

Transactions involving compensation, severance, termination, and special retirement arrangements for executive officers shall be reviewed and approved by the Compensation Committee of the Board in the manner specified in the charter of the Compensation Committee.

3.	Standards for Review, Approval or Ratification of Related Person Transactions

A Related Person Transaction reviewed under this Policy will be considered approved or ratified if it is authorized by the Committee in accordance with the standards set forth in this Policy after full disclosure of the Related Person’s interests in the transaction. As appropriate for the circumstances, the Committee shall review and consider:

•	the Related Person’s position(s) or relationship(s) with, or ownership in, the firm, corporation, or other entity that is a party to, or has an interest in, the Related Person Transaction;
•	the approximate dollar value of the amount involved in the Related Person Transaction;

•	the approximate dollar value of the amount of the Related Person’s interest in the transaction without regard to the amount of any profit or loss;
•	whether the transaction was undertaken in the ordinary course of business of the Company;
•	whether the transaction with the Related Person is proposed to be, or was, entered into on terms comparable to the terms the Company could have been reached with an unrelated third party;
•	the purpose of, and the potential benefits to the Company of, the transaction; and
•
any other information regarding the Related Person Transaction or the Related Person in the context of the proposed transaction that the Committee determines to be relevant to its decision to either approve or disapprove the Transaction.

The Committee will review all relevant information available to it about the Related Person Transaction. The Committee may approve or ratify the Related Person Transaction only if the Committee determines that, under all of the circumstances, the transaction is in the best interests of the Company. The Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the Related Person in connection with approval of the Related Person Transaction.

The review, approval or ratification of a transaction, arrangement or relationship pursuant to this Policy does not necessarily imply that such transaction, arrangement or relationship is required to be disclosed under item 404(a) of Regulation S-K.

4.	Interaction with Other Policies

This policy is in addition to, and is not a replacement for, other Company policies that may address situations involving Related Person Transactions, including without limitation, the Code of Business Conduct and Ethics, Policy on Employment of Relatives and Policy on Employee Purchase of an Anheuser-Busch Wholesaler.

Exhibit 1

The following are not considered to be Related Person Transactions for purposes of the policy:

1.	Interests arising only from the Related Person’s position as a director of another corporation or organization that is a party to the transaction;
2.
Interests arising only from the direct or indirect ownership by the Related Person and all other Related Persons in the aggregate of less than a 10% equity interest (other than a general partnership interest) in another entity which is a party to the transaction;

3.	Interests arising from both the position and ownership level described in (1) and (2) above;
4.
Interests arising solely from the Related Person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the Related Person and all other Related Persons own in the aggregate less than a 10% equity interest in such entity, (b) the Related Person and his or her Immediate Family Members are not involved in the negotiation of the terms of the transaction with the Company and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual consolidated net sales of the other entity that is a participant in the transaction, and (d) the amount involved in the transaction equals less than 2% of the annual consolidated net sales of the Company;

5.	Interests arising solely from the ownership of a class of the Company’s equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis;
6.
A transaction that involves compensation to an executive officer if the compensation has been approved by the Compensation Committee of the Board or recommended to the Board for approval by the Compensation Committee of the Board and then approved by the Board;

7.	A transaction that involves compensation to a director for services as a director of the Company if such compensation will be reported pursuant to Item 402(k) of Regulation S-K;
8.	A transaction that is specifically contemplated by provisions of the Certificate of Incorporation or Bylaws of the Company;
9.	Interests arising solely from indebtedness of a Significant Shareholder or an Immediate Family Member of a Significant Shareholder to the Company;
10.
Transactions with Significant Shareholders (or their Immediate Family Members) who have a current Schedule 13G filed with the SEC with respect to their ownership of the Company’s securities (“Passive Shareholders”);

11.	A transaction where the rates or charges involved in the transaction are determined by competitive bids;

12.	A transaction that involves the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental authority; or
13.	A transaction that involves services as a bank depositary of funds, transfer agent registrar, trustee under a trust indenture, or similar services.